February 18, 2000


Mike Kleine
Thermo Cardiosystems Inc.


Dear Mike:

As we have discussed, Thermo Electron Corporation has announced a reorganization of the company in which certain of the company's assets, including those of Thermo Cardiosystems Inc. will be sold. We recognize that your past contributions have been integral to the success of the company and that your continued involvement will be necessary in order to facilitate the sale of Thermo Cardiosystems Inc. and to assure a smooth transition for a potential buyer.

In order to provide an incentive for you to remain with the company through the completion of the sale, we will pay you a transaction bonus. If the new owners do not offer you continued employment in a comparable position, you will also be provided with severance as described below.

TRANSACTION BONUS
-----------------

You will be paid a minimum payment of $200,000 for the sale or disposition of the business at a price equal to $400,000,000 . If sale price exceeds $400,000,000, a pool will be generated equal to one half of one percent (.5%) of the difference between the actual sale price and $400,000,000. You will receive 40% of this pool in addition to the minimum payment of $200,000.

This transaction bonus will be paid to you in one lump sum on or before ninety
(90) days following the closing date.

SEVERANCE
---------

If the new owners do not offer you continued employment in a comparable position, we agree to pay you severance equal to two (2) times your annual base salary.

TERMS OF AGREEMENT
------------------

1. Thermo Cardiosystems Inc.agrees to continue to employ you on the same terms and with the same benefits you currently enjoy as an employee-at-will. In return, you agree to remain in such employ and to continue to devote your full time and best efforts to Thermo Cardiosystems Inc. as an employee-at-will until the closing date of the sale of Thermo Cardiosystems Inc.



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2. You understand that Thermo Cardiosystems Inc. retains the right to terminate your services without cause (as defined below) and you retain the right to terminate your services for Thermo Cardiosystems Inc. at any time. If your employment is terminated by the company for its convenience and without cause within 180 days prior to the closing of sale, you will be paid your full and unreduced transaction bonus and severance pay at the time of the sale. If you terminate your employment prior to the closing date, or Thermo Cardiosystems Inc. terminates your employment for "cause" (as defined below), you will forfeit any and all payments that you would be entitled to under this agreement.

3. For the purposes of this agreement, "cause" shall be determined by the company in the exercise of good faith and reasonable judgment and will include any breach of this agreement by you or any act by you of gross personal misconduct, insubordination, misappropriation of funds, fraud, dishonesty, gross neglect of or failure to perform the duties reasonably required of you pursuant to this agreement or any conduct which is in willful violation of any applicable law or regulation pertaining to the business.

4. For purposes of this agreement, we agree that Thermo Cardiosystems Inc. will be considered to be sold when any person or entity, other than a person or entity affiliated with Thermo Electron, purchases at least fifty percent (50%) of the assets of the business, whether through a purchase of the business or a purchase of the company of which the business is a part.

5. You understand that all payments made under this agreement are subject to appropriate federal, state, city or other tax withholding requirements.

6. You acknowledge that this agreement supersedes any prior agreements or understandings oral or written between you and Thermo Cardiosystems Inc. pertaining to any incentive payments being offered to employees of businesses being sold in connection with the reorganization and that this agreement constitutes the entire agreement between us.

On behalf of Thermo Electron and Thermo Cardiosystems Inc., I thank you for your continued assistance and support. If you have any questions regarding any of the terms of this agreement, please do not hesitate to contact me.

Once you have read and understood the terms of this agreement, please indicate your agreement by signing below on the line above your typewritten name, make a copy for your records and return the original document to me.

                                                        Very truly yours,



                                                        John T. Keiser
                                                        COO, Thermo Electron


Accepted and agreed:


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